Exhibit 16.1

February 14, 2011

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosure under the caption “Changes in Registrant’s Certifying Accountants” in the Registration Statement on Form S-4 of TMX Finance LLC and Titlemax Finance Corporation, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with other statements contained therein.

/s/ Dixon Hughes PLLC